NEWCOR, INC.
                          Exhibit 23 to Form 10-K
                    For the Year Ended October 31, 1995


                    Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Newcor, Inc. on Form S-8 dated December 15, 1993 of our report dated December 7, 1995, except for the first paragraph of Note B for which the date is January 2, 1996, on our audits of the consolidated financial statements of Newcor, Inc. as of October 31, 1995 and 1994, and for the years ended October 31, 1995, 1994, and 1993, which report is incorporated by reference in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand, L.L.P.

Coopers & Lybrand, L.L.P.
Detroit, Michigan
January 25, 1996